Exhibit 10.3

Execution Version

Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

December 22, 2010

Atkore International Group Inc.

Atkore International Holdings Inc.

Atkore International Inc.

16100 S. Lathrop Avenue

Harvey, IL 60426

Ladies and Gentlemen:

This letter agreement serves to confirm the retention by Atkore International Group Inc. (the “Company”), Atkore International Holdings Inc., a direct wholly owned subsidiary of the Company (“Atkore HoldCo”), and Atkore International Inc., a direct wholly owned subsidiary of Atkore HoldCo (“Atkore”), of Tyco International Management Company, LLC or any successor thereto (“Tyco Manager”) to provide management, consulting and advisory services to the Company, Atkore HoldCo, Atkore and their respective divisions and subsidiaries (collectively, the “Company Group”), as follows:

1.             Initial Services.  Tyco Manager has performed certain consulting, advisory, financial and other services for the Company and Atkore, including assistance in connection with (a) the preparation, negotiation, execution and delivery of that certain Investment Agreement, dated as of November 9, 2010 (as it may be amended from time to time, the “Investment Agreement”), by and among the Company, CD&R Allied Holdings, L.P. (“CD&R Investor”), Tyco International Holding S.a.r.l. (“Tyco”) and Tyco International Ltd. (“TIL”), pursuant to which CD&R Investor purchased from Tyco, and Tyco sold to CD&R Investor, 306,000 shares of Preferred Stock, par value $1.00 per share, of the Company (the “Investment”), (b) the retention of legal, accounting, insurance, investment banking, financial and other advisors and consultants in connection with the Investment, (c) the preparation, negotiation, execution and delivery of agreements, instruments and documents relating to the financing of the Investment and Atkore, (d) assisting CD&R Investor and its affiliates in the preparation and circulation of information and offering memoranda and other materials in connection with the financing of the Investment and (e) the structuring, implementation and consummation of the Investment (collectively, the “Initial Services”).  As compensation for the Initial Services, immediately following the later of the date hereof (the “Effective Date”) and the date of the consummation of the Investment, the Company shall, or shall cause one or more of its subsidiaries to, on behalf of the Company Group (subject to Section 5), pay Tyco Manager a fee of $15,000,000 in accordance with (and without duplication with respect to such payment made pursuant to) the Investment Agreement.

2.             Consulting Services.  The Company, Atkore HoldCo and Atkore have retained Tyco Manager, and Tyco Manager hereby agrees to accept such retention, to provide to the Company Group, when and if called upon, certain management, consulting, advisory and monitoring services (collectively, the “Consulting Services”).  As compensation for the Consulting Services, commencing on the Effective Date, the Company shall, or shall cause one or more of its subsidiaries to, on behalf of the Company Group (subject to Section 5), pay Tyco Manager an annual amount equal to Tyco Manager’s Pro Rata Share of $6,000,000 per year (the “Advisory Fee”), payable in quarterly installments in advance (except in the case of the initial Advisory Fee, as provided in the next succeeding sentence) on January 1, April 1, July 1 and October 1 of each year (each, a “Consulting Services Payment Date”), with Tyco Manager’s Pro Rata Share for this purpose calculated as of the day immediately following March 15, June 15, September 15 or December 15, as applicable, preceding the applicable Consulting Services Payment Date.  The initial Advisory Fee shall be pro rated to reflect the portion of the current fiscal year which has elapsed prior to the Effective Date and shall be payable on the Consulting Services Payment Date for the first calendar quarter commencing after the date hereof (together with the quarterly installment for such quarter).  As used in this letter agreement, Tyco Manager’s “Pro Rata Share” means, at any time, the quotient obtained (expressed as a percentage) by dividing (x) the number of Outstanding Capital Shares owned by Tyco (together with its Permitted Affiliate Transferees) as of such time by (y) the aggregate number of Outstanding Capital Shares owned by CD&R Investor and Tyco (together with their respective Permitted Affiliate Transferees) as of such time; provided, however, that, if CD&R Investor owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing less than the Minimum Governance Amount at such time, then Tyco Manager’s Pro Rata Share shall be 100%, unless and until this letter agreement is terminated pursuant to Section 11(b).  The Advisory Fee may be increased only by the Company and in compliance with Section 2.10 of the Stockholders Agreement.  The Advisory Fee may not be decreased without the prior written consent of Tyco Manager and other than in compliance with Section 2.10 of the Stockholders Agreement.

3.             Reimbursement of Expenses.  In addition to the Advisory Fee, the Company shall, or shall cause one or more of its subsidiaries to, on behalf of itself and the other members of the Company Group (subject to Section 5), reimburse Tyco Manager and its affiliates, and its and their respective employees and agents, from time to time upon request, for all reasonable out-of-pocket expenses incurred after the date hereof in the course of rendering the Consulting Services, including travel expenses and reasonable expenses of any legal, accounting or other professional advisors to Tyco Manager or its affiliates incurred by Tyco Manager in the course of rendering the Consulting Services; provided, however, that the Company Group shall not reimburse Tyco Manager under this letter agreement for an annual amount of expenses in excess of $1,000,000 other than in compliance with Section 2.10 of the Stockholders Agreement.  Tyco Manager may submit monthly expense statements to the Company or any other member of the Company Group, which statements shall be payable within 30 days.

Nothing in this Section 3 shall limit any obligations of the Company to reimburse any costs and expenses to Tyco Manager, its subsidiaries or affiliates under the Investment Agreement, the Stockholders Agreement, dated as of the date hereof, among the Company, CD&R Investor, Tyco and the other stockholders of the Company party thereto from time to time (as the same may be amended from time to time, the “Stockholders Agreement”), the Registration Rights Agreement, dated as of the date hereof, among the Company and the stockholders of the Company party thereto from time to time, as the same may be amended from time to time, or the Indemnification Agreement, dated as of the date hereof, among the Company, Atkore HoldCo, Atkore, Tyco Manager, Tyco and TIL (as the same may be amended from time to time, the “Tyco Indemnification Agreement”).

4.             Information; Confidentiality.

(a)           Each of the Company, Atkore HoldCo and Atkore will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, Tyco Manager with such information (the “Information”) as Tyco Manager reasonably believes appropriate to its engagement hereunder.  The Company acknowledges and agrees that (i) Tyco Manager will rely on the Information and on information available from generally recognized public sources in performing the Consulting Services and (ii) none of Tyco Manager, its affiliates and their respective officers, directors, employees and agents assumes responsibility for the accuracy or completeness of the Information and such other information.

(b)           Each of the Company, Atkore HoldCo and Atkore hereby consents to Tyco Manager sharing any information it receives from the Company Group with any affiliates of Tyco Manager and to the internal use by Tyco Manager and such affiliates of any information received from the Company Group, subject, however, to (i) Tyco Manager maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law, (ii) the recipient of such information being subject to an agreement (or being under a duty of trust or confidence) to use such information only for purposes of performing Consulting Services hereunder and to maintain such shared information in confidence, and (iii) compliance with Section 5.4 of the Stockholders Agreement.

5.             Obligations Joint and Several, etc.  The Company, Atkore HoldCo and Atkore (on behalf of themselves and the other members of the Company Group) hereby acknowledge and agree that the obligations of the Company under Sections 1, 2 and 3 of this letter agreement shall be borne jointly and severally by each member of the Company Group.  If, at any time, no member of the Company Group is permitted to make any payment or reimbursement due to Tyco Manager under this letter agreement under the terms of any credit agreement, indenture or other financing agreement to which any member of the Company Group is a party, such obligations shall accrue as provided herein, but payment or reimbursement thereof shall be deferred until such time as (a) such payments are no longer prohibited under the terms of the applicable agreement, or (b) the amounts due thereunder are repaid in full.  In the event of the liquidation of the Company, all amounts due Tyco Manager under this Agreement shall be paid to Tyco Manager before any liquidating distributions or similar payments are made to stockholders of the Company.

6.             Applicability of Indemnification Agreement.  The Company, Atkore HoldCo and Atkore (on behalf of themselves and the other members of the Company Group) hereby acknowledge and agree that the services provided by Tyco Manager hereunder, including the Initial Services and the Consulting Services, are being provided subject to the terms of this letter agreement (including, without limitation, Section 15) and the Tyco Indemnification Agreement.

7.             Opinions, etc.  Any advice or opinions provided by Tyco Manager or its affiliates may not be disclosed or referred to publicly or to any third party (other than to the Company Group’s legal, tax, financial or other advisors), except in accordance with Tyco Manager’s prior written consent or if required by law or applicable legal process, or in judicial or administrative proceedings.

8.             Independent Contractor.  Tyco Manager shall act as an independent contractor, with duties (to the extent arising by virtue of its engagement hereunder) solely to the Company Group.  The Company, Atkore HoldCo and Atkore acknowledge and agree that Tyco Manager may, in its sole discretion, remove or substitute any of the members of, or add members to, the team of professional employees of Tyco Manager and its affiliates that will be providing Consulting Services pursuant to this letter agreement, and that any such removal, substitution or addition shall not in any way modify or affect any of the obligations of the Company Group hereunder, including its obligation to pay the Advisory Fee or reimburse any expenses.  None of Tyco Manager and its affiliates and their respective employees and agents shall, solely by virtue of this letter agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group, nor shall any of them have authority hereunder to contract in the name of or bind any member of the Company Group, except (a) to the extent that any professional employee of Tyco Manager or any of its affiliates may be serving as a director or an officer of any member of the Company Group or (b) as expressly agreed to in writing by such member of the Company Group.

9.             Governing Law; Arbitration.

(a)           This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York, without regard to principles of conflict of laws to the extent that such principles would require or permit the application of the laws of another jurisdiction.

(b)           Any dispute, claim or controversy arising out of, relating to, or in connection with this contract, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this letter agreement to arbitrate, shall be finally determined by arbitration.  The arbitration shall be administered by JAMS.  If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.  If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

(c)           The seat of the arbitration shall be New York, New York.  The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

(d)           The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise.  The parties agree to seek to reach agreement on the identity of the arbitrator within thirty days after the initiation of arbitration.  If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

(e)           The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties.  The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party.  Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.  Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(f)            The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding.  The confidentiality obligations shall not apply (i) if disclosure is required by law or applicable legal process, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

10.           Notices.  All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)           If to the Company, Atkore HoldCo, Atkore or any other member of the Company Group:

Atkore International Group Inc.

16100 S. Lathrop Avenue

Harvey, IL 60426
Attention: General Counsel
Fax: (708) 339-2410

with a copy (which shall not constitute notice) to:

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540
Attention:  General Counsel
Fax: (609) 720-4320

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017
Attention:  Alan M. Klein, Esq.
Fax: (212) 455-2502

and

Clayton, Dubilier & Rice, LLC
375 Park Avenue
18th Floor
New York, New York 10152
Attention:  Nathan K. Sleeper
Fax:  (212) 407-5252

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Franci J. Blassberg, Esq.

Andrew L. Bab, Esq.

Fax:  (212) 909-6836

(b)           If to Tyco Manager:

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540
Attention:  General Counsel
Fax: (609) 720-4320

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017
Attention:  Alan M. Klein, Esq.
Fax: (212) 455-2502

11.           Term.  This letter agreement shall continue in effect until, and shall terminate upon, the earlier to occur of (a) the tenth anniversary of the Effective Date and (b) the date on which Tyco (together with its Permitted Affiliate Transferees) ceases to own a number of Outstanding Capital Shares representing at least the Minimum Governance Amount.  In any event, this letter agreement may be earlier terminated by Tyco Manager upon 30 days’ prior written notice to the Company.  In the event of any termination of this letter agreement, the Company shall pay in cash to Tyco Manager any unpaid installment of the Advisory Fee and all expenses due under this letter agreement with respect to periods prior to the termination date.  It is expressly understood that Section 2 (with respect to any portion of the Advisory Fee accrued and unpaid prior to such termination), Section 3 (with respect to expenses incurred prior to such termination) and Sections 5-11 and 13-20, in their entirety, shall survive any termination of this letter agreement.

12.           Due Authorization.  Each party hereto represents and warrants that the execution and delivery of this letter agreement by such party has been duly authorized by all necessary action of such party.

13.           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

14.           Limitation on Liability.  Except in cases of breach of this letter agreement, gross negligence, fraud or willful misconduct, Tyco Manager shall have no liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of any services hereunder, including the Initial Services and the Consulting Services, and in no event shall any such liability be in excess of the fees received by Tyco Manager hereunder.  Each of the Company, Atkore HoldCo and Atkore (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than Tyco Manager shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder shall be had against, any former, current or future officer, agent, affiliate or employee of Tyco Manager (or any of their successors’ or permitted assignees’), against any former, current or future general or limited partner, member or stockholder of Tyco Manager (or any of its successors’ or permitted assignees’) or any affiliate thereof or against any former, current or future director, officer, agent, employee, affiliate, general or limited partner, stockholder, Tyco Manager or member of any of the foregoing (collectively, “Tyco Manager Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any member of the Company Group against the Tyco Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.  In no event shall Tyco Manager or any Tyco Manager Affiliate be liable to any member of the Company Group or any other person as a result of any services provided, or the failure to provide such services, by Clayton, Dubilier & Rice, LLC (“CD&R Manager”) pursuant to the Consulting Agreement, dated as of the date hereof, among the Company, Atkore HoldCo, Atkore and CD&R Manager (as the same may be amended from time to time, the “CD&R Consulting Agreement”).

15.           Amendments and Waivers; Entire Agreement; No Representations or Warranties.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this letter agreement shall be effective unless such modification, amendment or waiver is in a writing duly executed by the parties hereto and in compliance with Section 2.10 of the Stockholders Agreement.  Any party hereto may waive (in writing) the benefit of any provision of this letter agreement with respect to itself for any purpose.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Except as otherwise expressly set forth herein, this letter agreement, together with the CD&R Consulting Agreement, the Stockholders Agreement and the Tyco Indemnification Agreement, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  The Company, Atkore HoldCo and Atkore acknowledge and agree that, other than as set forth in Section 12, Tyco Manager makes no representations or warranties in connection with this letter agreement or its provision of services pursuant hereto.  The Company, Atkore HoldCo and Atkore agree that any acknowledgment or agreement made by the Company, Atkore HoldCo or Atkore in this letter agreement is made on behalf of the Company, Atkore HoldCo, Atkore and the other members of the Company Group.

16.           Binding Effect; Assignment.  This letter agreement shall be binding upon and inure to the benefit of the parties to this letter agreement and their respective successors and assigns; provided, that (i) except as provided in clause (ii) of this proviso, neither this letter agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto, and (ii) any assignment by Tyco Manager of its rights, but not the obligations (except where the obligations are assigned to the successor to Tyco Manager), under this letter agreement to any entity directly or indirectly controlling, controlled by or under common control with Tyco Manager shall be expressly permitted hereunder and shall not require the prior written consent of the Company, Atkore HoldCo or Atkore.  This letter agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this letter agreement, Tyco Manager Affiliates and their respective successors and assigns.  Without limiting the generality of the foregoing, the parties acknowledge that nothing in this letter agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or any other member of the Company Group or their respective affiliates (other than any such holder that is a member of the Company Group), or any present or future creditor of the Company, Atkore HoldCo, Atkore or any other member of the Company Group, or any of their respective affiliates, any rights or remedies under or by reason of this letter agreement or any performance hereunder.

17.           Corporate Opportunity.  The Company, Atkore HoldCo and Atkore (on behalf of themselves and the other members of the Company Group) hereby acknowledge and agree that the provisions of Section 2.14 of the Stockholders Agreement shall apply to Tyco Manager to the same extent as such provisions apply to Tyco and other affiliates of Tyco Manager.

18.           Services Non-Exclusive.  Tyco Manager will devote such time and efforts to the performance of the services contemplated hereby as Tyco Manager deems reasonably necessary or appropriate, provided that no minimum number of hours is required to be devoted on a weekly, monthly, annual or other basis.  The Company, Atkore HoldCo and Atkore (on behalf of themselves and the other members of the Company Group) acknowledge that Tyco Manager’s services are not exclusive to the Company Group and that Tyco Manager will render similar services to other persons and entities.

19.           Interpretation; Counterparts.  The word “including” and words of similar import when used in this letter agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified.  This letter agreement may be executed in counterparts, each of which shall constitute one and the same instrument.  Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

20.           Definitions.  Capitalized terms used without definition in this letter agreement shall have the respective meanings given them in the Stockholders Agreement.  The following terms shall have the meanings defined in the Sections set forth below.

Term	Section
Advisory Fee	2
Atkore	Preamble
Atkore HoldCo	Preamble
CD&R Consulting Agreement	14
CD&R Investor	1
CD&R Manager	14
Company	Preamble
Company Group	Preamble
Consulting Services	2
Consulting Services Payment Date	2
Effective Date	1
Information	4(a)
Initial Services	1
Investment	1
Investment Agreement	1
JAMS Comprehensive Rules	9(b)
JAMS Streamlined Rules	9(b)

Pro Rata Share	2
Stockholders Agreement	3
TIL	1
Tyco	1
Tyco Indemnification Agreement	3
Tyco Manager	Preamble
Tyco Manager Affiliates	14

[Remainder of page intentionally left blank.]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

TYCO INTERNATIONAL MANAGEMENT COMPANY, LLC

			By:	/s/ John S. Jenkins, Jr.
				Name:	John S. Jenkins, Jr.
				Title:	Vice President

AGREED TO AND ACCEPTED BY:

ATKORE INTERNATIONAL GROUP INC.

By:	/s/ Nelda J. Connors
	Name:	Nelda J. Connors
	Title:	President and CEO

ATKORE INTERNATIONAL HOLDINGS INC.

By:	/s/ Nelda J. Connors
	Name:	Nelda J. Connors
	Title:	President and CEO

ATKORE INTERNATIONAL INC.

By:	/s/ Nelda J. Connors
	Name:	Nelda J. Connors
	Title:	President and CEO

[Signature Page to Tyco Consulting Agreement]